Intermediate Bond Fund of America
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$73,686
Class B	$1,893
Class C	$3,291
Class F-1	$6,422
Class F-2	$3,669
Total	$88,961
Class 529-A	$2,819
Class 529-B	$215
Class 529-C	$691
Class 529-E	$134
Class 529-F-1	$590
Class R-1	$103
Class R-2	$1,412
Class R-3	$1,846
Class R-4	$1,110
Class R-5	$509
Class R-6	$1,932
Total	$11,361

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1726
Class B	$0.1252
Class C	$0.1221
Class F-1	$0.1706
Class F-2	$0.1923
Class 529-A	$0.1688
Class 529-B	$0.1173
Class 529-C	$0.1179
Class 529-E	$0.1510
Class 529-F-1	$0.1835
Class R-1	$0.1211
Class R-2	$0.1214
Class R-3	$0.1500
Class R-4	$0.1719
Class R-5	$0.1907
Class R-6	$0.1941

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	448,223
Class B	14,261
Class C	27,905
Class F-1	38,950
Class F-2	21,078
Total	550,417
Class 529-A	18,154
Class 529-B	1,898
Class 529-C	6,199
Class 529-E	965
Class 529-F-1	3,596
Class R-1	977
Class R-2	12,087
Class R-3	12,429
Class R-4	7,223
Class R-5	2,677
Class R-6	20,453
Total	86,658

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.29
Class B	$13.29
Class C	$13.29
Class F-1	$13.29
Class F-2	$13.29
Class 529-A	$13.29
Class 529-B	$13.29
Class 529-C	$13.29
Class 529-E	$13.29
Class 529-F-1	$13.29
Class R-1	$13.29
Class R-2	$13.29
Class R-3	$13.29
Class R-4	$13.29
Class R-5	$13.29